State of Delaware
Secretary of State
Division of Corporations
Delivered 11:54 AM 01/02/2009
FILED 11:54 AM 01/02/2009
SRV 090001012 - 2787450 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of Digital Network Alliance International, Inc., duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for submission of said amendment to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

The name of this corporation shall be: Sino Assurance Inc.

SECOND: That thereafter, pursuant to Section 228 of the General Corporation Law of the State of Delaware, a majority of the stockholders of said corporation voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment shall be effective on January 2, 2009.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of January, 2009.

By: /s/ Guokang Tu

Authorized Officer
Title: Chief Executive Officer and Director
Name: Guokang Tu